Exhibit 10.32

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 10, 2008 (the “Effective Date”), is between GoFish Corporation, a Nevada corporation (the “Company”) and James Moloshok (“Executive”).

I.	POSITION AND RESPONSIBILITIES

A.           Term.  Company shall continue to employ Executive until Executive’s employment is terminated in accordance with Sections IV, V or VI below (the “Term”).

B.           Position.  Upon the Effective Date, the Company shall employ Executive to render services to the Company in the position of Executive Chairman of the Company.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter reasonably assigned to Executive by the Company’s board of directors (the “Board of Directors”) consistent with this position and the terms and conditions of this Agreement.  Executive shall report to the Board of Directors.  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time by the Board of Directors that apply generally to directors and executives of the Company.  Executive shall also serve as an officer and director on behalf of any of the Company’s affiliated entities as reasonably requested by the Company and accepted by Executive without any additional compensation.  Executive also will serve as a member of the Board of Directors.  On a quarterly basis, Executive shall devote at least an average of thirty (30) hours per week to his work for the Company.  Executive shall be located in Los Angeles and shall be expected to travel if reasonably necessary and to be available for special calls and teleconference meetings to meet the obligations of his position.  Travel time shall count towards Executive’s 30-hour-per-week commitment to Company.

C.           Other Activities.  By executing this Agreement, Executive agrees to serve in such position and to devote his time (as defined in Section I.B, above), attention, loyalty and efforts to the performance of Executive’s duties.  Executive may, during the term of this Agreement, serve as an advisor, consultant, employee to or be on the Board of Directors of other companies as long as those companies are not primarily in the Business of the Company, which shall be defined as aggregating websites and selling advertising targeting youth under the age of 18.

D.           No Conflict.  Executive represents and warrants that his execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.	COMPENSATION AND BENEFITS

A.           Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the monthly rate of TWENTY THOUSAND DOLLARS ($20,000), less standard payroll deductions and tax withholdings (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s normal payroll procedures and practice.  Executive’s Base Salary will be reviewed annually and may be adjusted upwards (but not down) in the sole discretion of the Company.

B.           Performance Bonus.  The Company shall recommend to the Board of Directors that Executive be eligible to receive a performance bonus equal to ONE HUNDRED THOUSAND DOLLARS ($100,000) per year, contingent upon attainment of performance targets to be mutually agreed upon by Executive and the Board of Directors, as part of the Company’s annual operating plan.  However, the performance bonus under this provision shall be deemed payable in cash only on the occurrence of the earlier of (i) within 30 days of the Company’s possession of cash and cash equivalents calculated on a U.S. GAAP basis equal to or greater than $4,000,000, or (ii) a Change of Control as defined in Section III.C below (which is also a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined in Treasury Regulation Section 1.409A-3(i)(5)); PROVIDED, HOWEVER, that should neither event occur before the end of the year for which such performance bonus is earned, Executive shall be entitled to any earned bonus in the form of fully-vested shares of common stock of the Company, valued on the date of the end of such year.  The Company agrees to make a reasonable effort to ensure that the common stock of the Company is registered with the Securities and Exchange Commission (the “SEC”).  If Executive’s employment is terminated prior to December 31 of the applicable performance bonus year for any reason other than Section V.A below, and the performance targets mutually agreed upon are met for that bonus year, Executive shall be entitled to a pro rata portion of the performance bonus consistent with the length of time he was engaged by the Company during that bonus year.  Payments of the performance bonus under this Section II.B shall be made no later than January 31 of the calendar year following the calendar year to which the performance bonus relates (subject to the next succeeding sentence).   The Company agrees that such shares shall not be granted during any period in which Executive is prohibited from trading its common stock under any Company policy or applicable law; provided, however, that in any event any earned stock award shall be issued not later than two and one-half months after the end of the applicable fiscal year.

C.           Incentive Compensation.  The Company shall recommend to the Board of Directors that Executive shall be eligible to participate in an incentive compensation plan to be established by the Board of Directors, under which Executive shall be eligible to receive up to ONE HUNDRED FIFTY THOUSAND (150,000) fully vested shares of the Company’s common stock per year, contingent upon attainment of performance targets to be mutually agreed upon by Executive and the Board of Directors, as part of the Company’s annual operating plan. The shares of common stock will be granted as soon as administratively practicable following the date on which the Board of Directors certifies that such performance targets have been achieved but in no event later than the fifteenth day of the third month of the calendar year following the calendar year for which the incentive compensation relates.  If Executive’s employment is terminated prior to December 31 of the applicable incentive compensation year for any reason other than Section V.A below, and the performance targets mutually agreed upon are met for that incentive compensation year, Executive shall be entitled to a pro rata portion of the compensation consistent with the length of time he was engaged by the Company during that compensation year.  Executive’s entitlement to any shares of common stock that may be approved by the Board of Directors shall be conditioned upon Executive’s signing of, and shall be subject to and in accordance with the terms of, an applicable stock award agreement or other similar Company plan document.  Company agrees to make a reasonable effort to ensure that the shares of common stock are registered with the SEC.  Company agrees that such shares shall not be granted during any period in which Executive is prohibited from trading under any Company policy or applicable law; provided, however, that in any event any earned award shall be issued not later than two and one-half months after the end of the applicable fiscal year.

D.           Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to the Company’s to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

E.           Expenses.  Executive shall be reimbursed for all reasonable business-related travel and other expenses incurred by Executive.  Executive shall be entitled to incur expenses for accommodations and travel at the same standard as the Chief Executive Officer of the Company.  When traveling, Executive shall be provided with private hotel accommodations and will not be required to share a room with other executives.

F.           Vacation.  During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, fifteen (15) vacation days per year in accordance with the Company’s standard vacation policy.

G.           Indemnity Agreement.  The Company and Executive shall enter into an Indemnity Agreement with the Company in substantially the form attached hereto as Exhibit A (the “Indemnity Agreement”).  The Company shall also promptly submit the form of the Indemnity Agreement, along with the revised charter (the “Revised Charter”) attached hereto as Exhibit B, to its shareholders for approval, along with a written recommendation from the Board of Directors to the shareholders to approve the form of Indemnity Agreement and Revised Charter.

H.           Stock Ownership Guidelines.  During the Term, Executive will comply with the corporate officer stock ownership guidelines approved by the Board of Directors, as may be amended from time to time; provided that such guidelines as they relate to Executive shall not be more restrictive on Executive than, or otherwise conflict with, the provisions of this Agreement.  The parties understand and agree that in light of the capital that Executive previously invested in the Company, 25% of any stock awarded to Executive will immediately vest on the grant date.

III.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A.           At-Will Termination by Company.  Executive’s employment with the Company shall be “at-will” at all times.  The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company and Executive under this Agreement shall cease, except as otherwise provided herein.  Upon a termination for any reason under this Agreement, the Company shall promptly pay to Executive all compensation to which Executive is entitled to receive up through the date of termination, as well as reimbursement of expenses incurred through the date of termination in accordance with Section II.E (the “Accrued Obligations”).

    B.           Severance.  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Executive has a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) due to termination by the Company at any time, (1) Executive will receive severance payable in the form of a lump sum payment of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) (the “Severance”), (2) Executive will receive an additional six (6) months of vesting (calculated as of the effective date of his separation from service) on all options, restricted stock or restricted stock unit awards granted to Executive as of the time of such separation from service (except that the options with respect to 1,500,000 shares granted on December 18, 2007 shall vest by an additional twelve (12) months) and (3) for a period of twelve (12) months following the date of such separation from service, the Company will cover Executive’s costs of coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, provided that Executive timely elects coverage under same. Executive’s eligibility for Severance is conditioned on Executive having first signed a mutual release in a form mutually satisfactory to the parties (for which consent shall not be unreasonably withheld) (the “Mutual Release Agreement”).  The Severance shall be paid to Executive within ten (10) business days after Executive executes and delivers to the Company the Mutual Release Agreement, provided that no payments shall be made until the Mutual Release Agreement has become effective, the Executive has returned all Company property in his possession in accordance with Section VI.A below, and (to the extent applicable) the Executive has resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, no later than the deadline for returning the Mutual Release Agreement.  Executive shall not be entitled to any Severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section I.V below).  Except as set forth in this Section III, upon such separation from service, all unvested options, restricted stock and restricted stock unit awards granted to Executive shall immediately expire effective as of the date of such separation from service and (ii) any options that are vested and unexercised as of the date of such separation shall expire upon the earlier of three (3) years after such separation from service or the expiration date set forth in the applicable stock option agreement.

C.           “Change of Control.”  In the event of a Change of Control, any options, restricted stock and restricted stock unit awards granted to Executive that vest solely upon length of service will become immediately vested.  For purposes of this Agreement, “Change of Control” shall mean a “Change in Control” as defined on the date hereof in the Company’s 2007 Non-Qualified Option Plan.  Notwithstanding the foregoing, a “Change of Control” shall not include any changes on or prior to the date of this Agreement.  Executive shall not be entitled to any accelerated vesting under this Section III.C if Executive’s employment is terminated prior to a Change of Control (a) For Cause, By Death or By Disability (as defined in Section IV below); (b) by Executive without Good Reason (as defined in Section V below); or (c) by expiration or non-renewal of the Term.

IV.	OTHER TERMINATIONS BY COMPANY

A.           Termination for Cause.  For purposes of this Agreement, “For Cause” shall mean: (i) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony or a misdemeanor, under the laws of the United States or of any state thereof, involving dishonesty, breach of trust, or intentional physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of any agreement between Executive and the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, or demonstrates a pattern of failure to perform job duties diligently and professionally in accordance with the terms of this Agreement; or (v) Executive’s unauthorized use or disclosure of the Company’s trade secrets.  The Company may terminate Executive’s employment For Cause at any time, without any advance notice, except that the Company shall not be entitled to terminate Executive’s Employment for Cause with respect to Sections IV.A (iii) or (iv) unless the Company provides written notice to Executive of the alleged facts underlying the breach of Sections IV.A(iii) or  (iv) , within thirty (30) days of the date that the Company learns of such alleged breach, which Executive fails to cure within twenty (20) days after receiving such written notice.  The Company shall pay to Executive all Accrued Obligations earned or incurred through the date of separation from service, subject to any other rights or remedies of Executive or the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.  Upon such separation from service, the unvested options, restricted stock and restricted stock unit awards granted to Executive shall immediately expire effective as of the date of such separation from service and (ii) any options that are vested and unexercised as of the date of such separation from service shall expire upon the earlier of one hudred twenty (120) days after such separation from service or the expiration date set forth in the applicable stock option agreement,.

B.           By Death.  Executive shall have a “separation from service” (within the meaning of Section 409A of the Code) automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, all Accrued Obligations earned or incurred through the date of such separation from service.  Thereafter, all obligations of the Company under this Agreement shall cease.  Upon such separation from service, (i) the unvested options, restricted stock and restricted stock unit awards granted to Executive shall immediately expire effective as of the date of such termination and (ii) any options that are vested and unexercised as of the date of such separation shall expire upon the earlier of two (2) years after such separation from service or the expiration date set forth in the applicable stock option agreement, and (iii) Executive’s heirs may sell all shares, including those acquired upon exercise of options and shares underlying restricted stock units, subject to the restrictions imposed in II.H above.

C.           By Disability.  If, in the sole reasonable opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment, taking into account any reasonable accommodations, for more than ninety (90) consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may cause Executive to have a “separation from service” (within the meaning of Section 409A of the Code). The Company shall pay to Executive all Accrued Obligations through the date of such separation from service, and thereafter all obligations of the Company under this Agreement shall cease.  Upon such separation from service, (i) the unvested options, restricted stock and restricted stock unit awards granted to Executive shall immediately expire effective as of the date of such separation from service, (ii) any options that are vested and unexercised as of the date of such separation shall expire upon the earlier of two (2) years after such separation from service or the expiration date set forth in the applicable stock option agreement, and (iii) Executive may sell all shares, including those acquired upon exercise of options and shares underlying restricted stock units, subject to the restrictions imposed in II.H above.

V.	TERMINATION BY EXECUTIVE

A.           At-Will Termination by Executive.  Executive may terminate employment with the Company at any time for any reason or no reason at all, upon no less than four (4) weeks’ advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled through the end of such notice period, and allows Executive’s options, restricted stock and restricted stock unit awards to continue vesting, up through the last day of the four week notice period in accordance with the applicable award agreement.  Thereafter all obligations of the Company shall cease.  Upon such termination of employment, (i) the unvested options, restricted stock and restricted stock units granted to Executive shall immediately expire effective as of the end of such notice period and (ii) any options that are vested and unexercised as of the date of such separation shall expire upon the earlier of ninety (90) days after such termination or the expiration date set forth in the applicable stock option agreement.

B.           Termination for Good Reason.  Executive’s termination shall be for “Good Reason” if Executive resigns within 12 months of an event constituting Good Reason.  Notwithstanding the foregoing, an event shall not be considered Good Reason unless the Executive provides written notice to the Company of the Good Reason within sixty (60) days of the date that Executive learns of the event constituting Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period.  For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company without the written consent of Executive and a “separation from service” (within the meaning of Section 409A of the Code) occurs: (A) a change in Executive’s position with the Company which materially reduces Executive’s level of responsibility; (B) a material reduction in Executive’s base salary; or (C) a material breach of this Agreement by the Company.  In such event Executive may separate from service for Good Reason, in which case (1) Executive will receive a lump sum payment of the Severance and (2) all options, restricted stock and restricted stock units granted to Executive will vest by an additional 6 months calculated as of the effective date of Executive’s separation from service (except that the options with respect to 1,500,000 shares granted on December 18, 2007 shall vest by an additional 12 months); and (3) the Company shall pay to Executive all Accrued Obligations earned or incurred through the date of separation from service, provided, however, that no payments shall be made until the Mutual Release Agreement has become effective, the Executive has returned all Company property in his possession in accordance with Section VI.A below, and (to the extent applicable) the Executive has resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, no later than the deadline for returning the Mutual Release Agreement.  The Severance shall be paid to Executive within ten (10) business days after Executive executes and delivers to the Company the Mutual Release Agreement, provided that the Mutual Release Agreement has become effective.  Thereafter all obligations of the Company or its successor and the Executive under this Agreement shall cease.  Except as set forth in this Section V.B, upon such separation of service, all unvested options, restricted stock and restricted stock unit awards granted to Executive shall immediately expire effective as of the date of such separation from service and (ii) any options that are vested and unexercised as of the date of such separation shall expire upon the earlier of three (3) years after such separation from service or the expiration date set forth in the applicable stock option agreement and (iii) Executive may sell all shares, including those acquired upon exercise of options and shares underlying restricted stock units, subject to the restrictions imposed in II.H above.

VI.	TERMINATION OBLIGATIONS

A.           Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials, and any copies thereof) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment’ provided, however, that Executive shall be entitled to maintain possession of documents and correspondence that Executive received or maintained as a member of the Board of Directors for record keeping purposes only.

B.           Resignation and Cooperation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or its affiliates.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company, or the prosecution of any action brought by the Company against a third party, that relates to Executive’s employment.  The Company shall promptly reimburse Executive or directly pay for all legal, travel and out-of-pocket costs incurred by the Company in the defense or prosecution of any such legal action  at an  hourly rate of pay consistent with his payment under this Agreement.

C.           Continuing Obligations.  Executive understands and agrees that Executive’s obligations under Sections VI, VII, VIII and IX herein shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

VII.	INVENTIONS AND CONFIDENTIAL INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A.           Confidential Information.

1.           Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”).  The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers providing that the information is not required to be divulged as a result of a subpoena or other such legal requirements and rules.

2.           Except as authorized in writing by the Board of Directors, during the performance of Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning (including identities of) customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix) any other confidential information disclosed to Executive by, or which Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers providing that the information is not required to be divulged as a result of a subpoena or other such legal requirements and rules.

3.           Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

4.           In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information, except Executive shall be entitled to retain a copy of his Board Materials for recordkeeping purposes.

B.           Non-Solicitation.

1.           For a period of one year following the termination of this Agreement and Executive’s employment with the Company for any reason, in the Geographic Boundary, Executive shall not:

a.         Directly or indirectly through another person recruit, solicit or interfere with, or attempt to recruit, solicit, or interfere with, any employee, or independent contractor of the Company, who was employed by or working at the Company a the time of Executive’s termination, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement. The Company acknowledges that this Section will not be violated by general advertising or general solicitations that are not targeted or directed specifically to employees of the Company, nor by the consideration or acceptance of unsolicited applications for employment by such individuals.

b.         Use the Company’s Confidential Information or trade secrets or any other means that would amount to unfair competition to interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any supplier, co-venturer or joint venturer of the Company with the intent of causing such party to discontinue or reduce its business with the Company.  The “Business of the Company” shall be defined as a business the primary focus of which is the aggregation of websites and selling advertising targeted to youth under the age of 18.

2.           Executive further agrees that during the Term of this Agreement, he will not, directly or indirectly, engage, own, manage, operate, control, be employed by, consult for, participate in, render services for or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the Business of the Company as defined above; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity if (x) Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own more than 5% of any class of securities of such entity, and (y) either (A) such entity is traded on any national securities exchange, or (B) such interest is held indirectly by virtue of Executive’s limited partnership interest or other passive investment in an investment fund in which Executive has no investment discretion.

3.           Executive agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information and other Confidential Information which are valuable to the Company and that their goodwill, protection and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth above.  Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive.  Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth above are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

VIII.	ARBITRATION

Any dispute, controversy, or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach termination, validity or enforceability of any provision of this Agreement (“Arbitrable Claims”), will be settled by final and binding arbitration conducted in accordance with and subject to the Judicial Arbitration and Mediation Service’s (“JAMS”) then-current JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), or such other alternative dispute resolution provider or process agreed by the parties.  Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be conducted in San Francisco, California.  A single arbitrator shall be selected in accordance with the JAMS Rules (the “Arbitrator”) and the Arbitrator shall allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement of such award, as the law of such jurisdiction may require or allow. Other than those matters involving injunctive relief as a remedy that cannot, as a matter of law, be awarded by the Arbitration, or any action necessary to enforce the award of the Arbitrator, the parties agree that the provisions of this Section VIII are a complete defense to any suit, action, or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement.  The Company shall pay all costs of the arbitration that would not otherwise be incurred if the action were filed in court, including but not limited to any filing fees, case administration fees, arbitrator fees and the arbitration forum costs.   THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN REGARD TO THE ARBITRABLE CLAIMS.

IX.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

X.	ASSIGNMENT; BINDING EFFECT

A.           Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.           Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XI.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, California, 94103
Facsimile: (415) 978-9603
Executive’s Notice Address:

[Omitted]

XII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIII.	TAXES

Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the related guidance (“Section 409A”) at the time of Executive’s separation from service, then only that portion of the severance benefits provided hereunder, together with any other severance payments or benefits, that may be considered deferred compensation under Section 409A, which (when considered together) do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s separation from service in accordance with applicable payment schedule set forth herein or, for payments or benefits not provided under this Agreement, with the payment schedule applicable to each such other payment or benefit.  Otherwise, the portion of the severance benefits provided herein, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s separation from service (or the next business day if such date is not business day).  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the taxable year of Executive’s separation from service from the Company as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such separation from service occurs.

XIV.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XV.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVI.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVII.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVIII.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company, except for agreements specifically referenced herein (including the Indemnity Agreement, the Lock-Up Agreement and any applicable stock option agreement, applicable restricted stock unit agreement or other similar Company plan document), and may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive, and to the extent that any applicable stock option agreement, applicable restricted stock unit agreement or similar Company plan document, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement. This Agreement supercedes the Consulting Agreement by and between the parties, dated on or about December 19, 2007. The parties hereby agree to terminate the Consulting Agreement as of November 2, 2008, except that the Company’s outstanding obligations under the Consulting Agreement shall survive the termination thereof.

XIX.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GOFISH CORPORATION		JAMES MOLOSHOK

By:	/s/ Tabreez Verjee	/s/ James Moloshok
Name	Tabreez Verjee	James Moloshok
Title	President